[Form of information sheet directed to specific recipients]

PARSOW PARTNERSHIP, ET AL v. CACI INTERNATIONAL INC, ET AL

Summary of CACI Answer

CACI International (CACI) and the individual defendants respond to the allegations of the recently-filed lawsuit against them as follows:

  Each and every statement of fact contained in the Company's 14A letter is based on a documented record composed of correspondence from Parsow, media articles and official Company Board of Director records. 1

  Greenmail -- Parsow alleges that he did not, in fact, take part in actual or attempted Greenmail activities. CACI, however, received three (3) unsolicited Parsow offers, two in writing, offering to sell to the Company specific blocks of stock at premium prices. Nowhere in his letters, and at no time during a September 10, 1992 meeting between Parsow and the Executive Committee of CACI's Board, did Parsow mention or allude to the purchase of the "Karr estate stock", which transaction occurred almost two years prior to Parsow's offers. Moreover, a story appearing on February 14, 1991 reported that Orbit Instrument Corporation (NASDAQ: ORBT) had purchased 1,075,000 shares of its common stock from Parsow Partnership, Ltd, and certain other shareholders at the price of $4.375 per share in a privately-negotiated transaction. At the time, Orbit stock was selling for $3.875 per share. The article does not mention any general purpose buy-back program by Orbit. CACI views these actions as fitting quite comfortably within the accepted definition of "Greenmail".

  Experience of Parsow's Slate -- Parsow alleges that CACI's was incorrect in characterizing his entire slate as having "virtually no experience in managing the affairs of a public company nor in CACI's business". This is a deliberate mischaracterization of CACI's statement. The 14A letter commented on Parsow's slate of nominees, saying "most of whom have virtually no experience in managing the affairs of a public company nor in CACI's businesses". Based on the information provided to the Company by Parsow, and on the information recited in Parsow's complaint, CACI believes that its characterization of the experience of the Parsow slate is reasonable and accurate.

  CACI's Financial Performance -- Parsow alleges that CACI's statements regarding its financial performance are misleading because those made in the 14A letter do not include recitation of CACI's stock performance against the S&P 500 or the S&P 500 Technology Index. CACI, however, included a stock performance chart specifically making such comparison at page 16 of its Proxy Statement. Moreover, Parsow's complaint does not take issue with CACI's assertion that the price of its shares is now more than 800%, earnings almost 400%, and revenues more than 300% of what they were in 1989 when Parsow first began demanding sale of the Company. Nor does Parsow bother to point out that over the last five (5) years, CACI's stock has outperformed both the Russell 2000 Index and the Wilshire Small Cap Index, both of which measure performance of stocks of companies more comparable in size to CACI than those covered by the S&P 500 and the S&P 500 Technology indices.

  Demands to Sell CACI -- Parsow alleges that his urgings to sell the Company were not attempts to force the sale of CACI at prices "below its value". While the question of value is certainly open to debate, it is instructive to note that each time the Company has engaged investment bankers to study alternatives for enhancing shareholder value and to determine the value of the Company, the investment bankers have recommended against Parsow's urging of a sale. First, in 1992, Ferris, Baker Watts recommended that the Board continue to build the Company, in part through acquisitions, because company sale prices on the market were depressed and the opportunities to increase shareholder value through building the Company were significant. Again in 1995, Legg Mason Wood Walker recommended against selling the Company because CACI's performance was unusually strong and CACI's internal business plan, augmented by acquisitions, offered the best opportunities to enhance shareholder value. Finally, in 1999, based on its multi-faceted evaluation of CACI, CIBC World Markets viewed the Anteon $24 per share offer as being substantially below the Company's value. CIBC's conclusion is bolstered by the recently issued report of Sedoti & Company setting a $29.00 per share target price for the Company's stock for calendar year 2000.

  The Anteon Situation -- Parsow alleges that Anteon Corporation has made "several premium offers for CACI, including both a $21 per share and a $24 per share offer, and that the Company has "refused even to talk to Anteon". The actual record does not support these allegations. At no time did Anteon make a $21 per share offer, or anything like it. In 1997, CACI did meet with Anteon representatives twice to discuss Anteon's interest in a potential acquisition, but Anteon did not make any offer to purchase CACI at that time, much less a premium offer. In early 1999 Anteon made a $24 per share offer. Because of confidentiality restrictions, CACI cannot discuss the specifics of other communications with Anteon. We can state, however, that the Company has met with Anteon representatives four (4) times in 1999 to discuss Anteon's interest and convey the inadequacy of Anteon's price based on CIBC Oppenheimer's evaluation of CACI. In addition, CACI provided corporate information aimed at assisting Anteon in reaching a more reasonable valuation of the Company should Anteon wish to make an adequately priced offer.

  Other Expressions of Interest and Offers to Purchase CACI -- Contrary to Parsow's allegations, CACI flatly denies that it ever received any communication from most of the companies named in Parsow's complaint that could reasonably be characterized as an offer to purchase the Company, much less a premium price offer. Over the years the Company has received expressions of interest from a number of such companies, but most of those expressions of interest did not mature into any offer, much less a premium price offer. Moreover, CACI has a well-established process for handling any expression of interest that might be received. Pursuant to that process, the Board of Directors is always informed of an expression of interest, and the expression of interest is evaluated and responded to.

  Parsow's Board Service -- Parsow attempts to sidestep CACI's statement that the value of National Lampoon stock fell substantially while Parsow served as a director. Parsow doesn't deny that the stock value fell precipitously during his tenure as director. Instead, he points out that nine (9) years after he left the Board, the stock price has gained significant value. We fail to see how the price of the stock nine (9) years after he left the Board could reflect favorably on Parsow's performance as a director. Parsow also alleges that his service on CACI's Board was beneficial, and that he was unilaterally removed from the Board by Chairman London because of a confrontation over Anteon's expression of interest in acquiring the Company. CACI has never claimed that Parsow's performance as a director was uniformly unacceptable. Our claim is that, despite CACI's excellent performance during his tenure on the Board (101.9% revenue and 237% profit growth between 1993 and 1997) Parsow continued his seemingly incessant demands that the Company be sold. Moreover, the record flatly contradicts Parsow's claims regarding his removal from the Board. Not only was the decision unrelated to the alleged confrontation with Chairman London, but the decision to remove Parsow was authorized by a 7 to 2 vote of the entire Board.

In CACI's view, the allegations of Parsow's complaint are nothing more than his effort to counteract the serious doubts about Parsow caused by CACI's recitation of the facts of his activities. Notwithstanding Parsow's efforts to "contextualize" his actions and draw attention away from them by asserting a number of factually unsupported claims against CACI, we stand on the record established by Parsow's own documents, media coverage of his activities, and the official records of CACI's Board of Directors.

1 The Company acknowledges that it mistakenly omitted from its Proxy Statement information indicating that as of August 31, 1999, the combined stock holdings of the Parsow Partnership Ltd., and Elkhorn Partners Limited Partnership exceeded five percent (5%) of the Company's issued and outstanding shares. This oversight is being corrected by distribution of corrected material to the Company's shareholders.